Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact Info:

Laura Crowley

Director of Investor Relations and Public Relations

SYNNEX Corporation

(510) 668-3715

laurack@synnex.com

SYNNEX Corporation Reports 2007 First Quarter Results

FREMONT, CA — March 22, 2007 — SYNNEX Corporation (NYSE: SNX), a global IT supply chain services company, today announced financial results for the first quarter ended February 28, 2007.

For the first quarter of fiscal 2007, revenues increased by 5.8% to $1.59 billion compared to $1.50 billion for the quarter ended February 28, 2006. Net income for the first quarter increased by 29.9% to $13.9 million, or $0.43 per share, compared with $10.7 million, or $0.34 per share in the prior year quarter.

“We continue to deliver improved results due to increased efficiencies in our business model and solid execution in our core distribution business,” said Robert T. Huang, President and Chief Executive Officer. “Recent investments intended to enhance our distribution segment and further develop our Business Process Outsourcing revenue will enable our ongoing overall growth strategy. During the quarter I was pleased to welcome our new team members from Link2Support and PC Wholesale and I look forward to working with them to further develop the services we offer our vendors and customers within the supply chain.”

First Quarter Financial Notes:

•	Distribution revenues were $1.48 billion, an increase of 6.2% over the prior year quarter.

•	Contract assembly revenues were $111.4 million, flat comparatively over the prior year quarter.

•	Income from operations was $24.9 million, or 1.57% of revenues, versus $22.2 million, or 1.48% of revenues in the prior year quarter.

•	Distribution income from operations was $23.6 million, or 1.60% of distribution revenues, versus $20.3 million, or 1.46% of revenues in the prior year quarter.

•	Contract assembly income from operations was $1.4 million, or 1.24% of contract assembly revenues, versus $2.0 million, or 1.79% of revenues in the prior year quarter.

•	First quarter depreciation and amortization were $1.6 million and $1.2 million, respectively.

•	First quarter capital expenditures were $1.9 million.

•

The Company completed the acquisitions of Link2Support, Inc. and PC Wholesale for a total of $54.4 million, which excludes any potential future adjustment or earn-out payments that could be made. Both transactions were completed at the end of the quarter, thus revenue and profit contributions were negligible.

•

During the quarter the Company completed an arrangement with its existing banking group which increased the Company’s United States borrowing facilities to a maximum, based on available assets, of $450 million, from the previous level of $320 million. The terms of the new arrangement require the accounts receivable securitization portion of the borrowing facilities to be classified as an on-balance sheet borrowing transaction, versus the prior agreement which allows the accounting for the accounts receivable funding to be off-balance sheet. The February 28, 2007 balance sheet, included in this press release, reflects this change and is evidenced by the increase in accounts receivable and borrowings.

•	Off-balance sheet borrowings for SYNNEX Canada totaled approximately $64.1 million at February 28, 2007.

Second Quarter Fiscal 2007 Outlook:

The following statements are based on the Company’s current expectations for the second quarter of fiscal 2007. The outlook amounts do not include any impact of special charges or restructuring amounts that could be incurred. These statements are forward-looking and actual results may differ materially.

•	Revenues are expected to be in the range of $1.595 billion to $1.645 billion.

•	Net income is expected to be in the range of $14.0 million to $14.7 million.

•	Earnings per share are expected to be in the range of $0.43 to $0.45.

The calculation of earnings per share for the second quarter of fiscal 2007 is based on an approximate weighted-average diluted share count of 32.8 million.

On March 5, 2007, SYNNEX Canada completed the purchase, for approximately $12 million, of a logistics facility in Guelph, Canada where it will consolidate its two existing Ontario Canada area logistics facilities. Over the next three quarters, the Company expects to incur up to $0.01 on an earnings per share basis, per quarter, in additional expenses to operate the new and existing facilities until the integration is complete. This amount is factored into the above outlook. The Company may incur additional non-recurring expenses when the existing facilities are closed.

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 2:00 p.m. (PDT). A webcast of the call will be available at http://ir.synnex.com. The conference call can be accessed by dialing 866-261-3330 in North America or 703-639-1224 outside North America. The confirmation code for the call is 1057975. A replay of the conference call will be available at http://ir.synnex.com approximately two hours after the conference call has concluded and will be archived until April 5, 2007.

About SYNNEX

Founded in 1980, SYNNEX Corporation is a global IT supply chain services company offering a comprehensive range of services to original equipment manufacturers, software publishers and reseller customers worldwide. SYNNEX offers product distribution, related logistics services, business process outsourcing and contract assembly and works with the leading industry suppliers of IT systems, peripherals, system components, software and networking equipment. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding our efforts to grow our overall growth strategy, anticipated benefits of our acquisition of Link2Support and PC Wholesale, our expectations of our revenues, net income and earnings per share for the second quarter of fiscal 2007, and the consolidation of our Canadian facilities and related expenses are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions and any weakness in IT spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; variations in our levels of excess inventory and doubtful accounts and changes in the terms of OEM supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our contract assembly business and other risks and uncertainties detailed in our Form 10-K for the fiscal year ended November 30, 2006 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2007 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

Source: SYNNEX Corporation

SYNNEX Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	February 28, 2007	November 30, 2006
Assets
Current assets:
Cash and cash equivalents	$22,473	$27,881
Short-term investments	14,986	13,271
Accounts receivable, net	589,512	363,437
Receivable from vendors, net	88,880	95,080
Receivable from affiliates	5,210	1,855
Inventories	524,300	594,642
Deferred income taxes	16,897	17,994
Current deferred assets	13,713	13,990
Other current assets	11,755	9,887

Total current assets	1,287,726	1,138,037
Property and equipment, net	40,182	36,698
Goodwill and intangible assets, net	73,410	48,588
Deferred income taxes	6,722	6,716
Long-term deferred assets	126,244	139,111
Other assets	15,993	13,584

Total assets	$1,550,277	$1,382,734

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings under securitization, term loans and lines of credit	$243,973	$50,834
Accounts payable	461,657	462,480
Payable to affiliates	70,025	89,831
Accrued liabilities	74,196	81,818
Current deferred liabilities	28,389	29,516
Income taxes payable	10,048	6,693

Total current liabilities	888,288	721,172

Long-term borrowings	41,715	47,967
Long-term liabilities	11,048	10,131
Long-term deferred liabilities	81,432	90,686
Deferred income taxes	1,205	1,232

Total liabilities	1,023,688	871,188

Stockholders’ equity:
Preferred stock	—	—
Common stock	30	30
Additional paid-in-capital	184,173	181,188
Accumulated other comprehensive income	12,182	13,999
Retained earnings	330,204	316,329

Total stockholders’ equity	526,589	511,546

Total liabilities and stockholders’ equity	$1,550,277	$1,382,734

SYNNEX Corporation

Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended February 28, 2007	Three Months Ended February 28, 2006
Revenue	$1,588,276	$1,501,735

Cost of revenue	1,513,852	1,436,725

Gross profit	74,424	65,010

Selling, general and administrative expenses	49,481	42,763

Income from operations before non-operating items and income taxes	24,943	22,247

Interest expense and finance charges, net	3,058	5,853
Other (income) expense, net	(158)	(273)

Income from operations before income taxes	22,043	16,667

Provision for income taxes	8,168	5,984

Net income	$13,875	$10,683

Diluted earnings per share	$0.43	$0.34

Diluted weighted-average common shares outstanding	32,372	31,204